Exhibit 10.98

OFFICEMAX INCORPORATED

RETENTION BONUS AGREEMENT

This OfficeMax Performance-Based Retention Bonus Agreement (“Agreement”) is made and entered into by and between OfficeMax Incorporated (“OfficeMax” or “Company”) and Deborah O’Connor (“Associate”) as of July 24, 2013.

WHEREAS, OfficeMax Incorporated has entered into a Merger Agreement with Office Depot, Inc. (“the Merger Agreement”) which, upon regulatory approval and the passage of other conditions, will close (“the Closing”), resulting in a merger of equals; and

WHEREAS, the Associate has business knowledge and expertise critical to a successful Closing and integration of the merging entities.

THEREFORE, in consideration of the reciprocal obligations and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Potential Bonus. Associate will be eligible to receive a Potential Bonus of up to $100,000 (such dollar amount hereinafter referred to as the “Potential Bonus”), provided Associate agrees to the terms and conditions of this Agreement. The Potential Bonus is divided into two equal installments. The first installment is divided equally into time-based and performance-based portions, and the second installment is time-based. The agreed upon performance objectives for the performance-based portion shall be documented and form a part of this Agreement.

2.	Vesting and Payment of the Potential Bonus. Associate’s entitlement to the Potential Bonus shall not vest until the following dates and in the following manner:

A. The first installment of the Potential Bonus shall vest on the earlier of (i) March 31, 2014, or (ii) Closing (the “First Vesting Date”), provided Associate is employed by OfficeMax on that date. In vesting, the performance-based portion may be adjusted based on Associate’s performance against agreed upon objectives prior to the Closing, as assessed by the Company in its sole and absolute discretion. Any portion of the Potential Bonus that does not vest based on this performance adjustment shall be cancelled.

B. The remainder of the Potential Bonus shall vest on the earlier of (i) the six-month anniversary of the Closing, or (ii) June 30, 2014 (the “Second Vesting Date”), provided Associate is employed by OfficeMax on that date.

The Bonus shall be paid in cash (subject to applicable deductions for income and employment taxes) as soon as possible after each installment vests and in no event later than two and one-half months after such vesting. In no event shall the performance-based adjustment cause the Potential Bonus to exceed the full amount of the Potential Bonus.

If prior to the First Vesting Date or to the Second Vesting Date the Associate’s employment with the Company is terminated involuntarily by the Company for any reason other than the reason set forth in Section 3 below or voluntarily by the Associate for any reason, any unvested portion of the Potential Bonus shall be immediately cancelled and forfeited.

3.	Involuntary Termination of Employment or Termination Due to Death or Total and Permanent Disability Prior to Vesting Date(s). If, prior to the First Vesting Date, (i) Associate’s employment is involuntarily terminated for reasons which qualify Associate for payment of severance under a Company severance plan or policy (or which would qualify Associate for payment of severance under a Company severance plan or policy as of the date of this Agreement) or (ii) Associate’s employment is terminated due to Associate’s death or total and permanent disability, then the full amount of the Potential Bonus, without any adjustment based on performance, shall immediately vest and be payable as soon as practical but in no event later than two and one-half months after the termination date. If, after the First Vesting Date but prior to the Second Vesting Date, (i) Associate’s employment is involuntarily terminated for reasons which qualify Associate for payment of severance under a Company severance plan or policy (or which would qualify Associate for payment of severance under a Company severance plan or policy as of the date of this Agreement) or (ii) Associate’s employment is terminated due to Associate’s death or total and permanent disability, then the full amount of the unvested remainder of the Potential Bonus, without any adjustment based on performance, shall immediately vest and be payable as soon as practical but in no event later than two and one-half months after the termination date. Any amounts due under this Section 3 are contingent upon appropriate documentation, such as, in the case of section 3(a)(i), Associate executing the Company’s customary release of claims agreement in favor of the Company, its officers, directors, employees/associates, agents, affiliate entities, successors and assigns.

4.	Successors and Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of OfficeMax. Associate shall have no right to assign this Agreement, it being personal to the Associate.

5.	Non-Exclusivity of Rights. Nothing in this Agreement shall restrict or limit Associate’s continuing or future entitlement or participation in any plan, program, practice, benefit or policy provided by the Company for which Associate qualifies, nor shall this Agreement in any respect limit or otherwise affect any rights Associate may have under any other contract or agreement with the Company.

6.	Section 409A. Any payment pursuant to this Agreement is intended to constitute a payment pursuant to the “short-term deferral” exception under Code Section 409A, and this Agreement shall be interpreted consistent with this intent. To the extent applicable, this Agreement shall at all times be operated in accordance with the requirements of Code Section 409A, including any applicable exceptions. The Company shall have authority to take action, or refrain from taking action, with respect to the payments and benefits under this Agreement, that is reasonably necessary to comply with Code Section 409A, including but not limited to delaying a payment pursuant to the six-month deferral rule should (i) the Associate be a “specified employee” within the meaning of Code Section 409A and (ii) the Company make a good faith determination that any amount payable pursuant to this Agreement constitutes nonqualified deferred compensation for purposes of Code Section 409A.

7.	Confidentiality. Because the number of associates to whom a retention agreement may be offered is very limited, the terms and conditions of this Agreement shall be kept strictly confidential at all times and Associate shall make no disclosure of its terms to anyone except as expressly authorized by this Agreement. Associate further acknowledges and agrees that this confidentiality provision is an essential and material term of this Agreement. Associate agrees not to disclose directly or indirectly to any third person: (i) the terms of this Agreement, or (ii) the existence of this Agreement, except to the extent disclosure is made to Associate’s spouse or to obtain legal, accounting or financial advice. In the event that Associate violates this provision of confidentiality, OfficeMax’s obligations under this Agreement shall immediately terminate.

8.	Non-Solicitation and Non-Compete. Without limiting or otherwise impacting any other agreement or obligation regarding a restrictive covenant and to the maximum extent allowable under applicable state law, for the period beginning on the date of this Agreement and ending one year following Associate’s termination of employment with the Company (or its successor), Associate will not (i) directly or indirectly employ, recruit or solicit for employment any person who is (or was within six (6) months prior to Associate’s employment termination date) an employee of OfficeMax, an affiliate, subsidiary or successor; or (ii) commence Employment with a Competitor in a substantially similar capacity to any position Associate held with the Company during the last twelve (12) months of Associate’s employment with the Company and having the responsibility with the same geographic area(s) for which Associate had responsibility during the last twelve (12) months of Associate’s employment with Company. If Associate violates the terms of this Section 8 at any time, Associate will forfeit, as of the first day of any such violation, all right, title and interest to the Potential Bonus, whether vested and paid or not. The Company shall be entitled to repayment of any amount of the Potential Bonus that had been paid, together with reimbursement of any fees and expenses (including attorneys’ fees) incurred by or on behalf of the Company in enforcing its rights under this Section 8. As a condition of this Agreement, to the extent permitted by law, Associate consents to a deduction from any amounts the Company, an affiliate, subsidiary, or successor owes to Associate (including wages or other compensation, fringe benefits, or vacation pay, as well as other amounts owed to Associate), to the extent of any amounts that Associate owes to the Company under this Section 8. If OfficeMax does not recover by means of set-off the full amount owed to OfficeMax, the Associate agrees to pay immediately the unpaid balance to OfficeMax.

a.	“Competitor” means any business, foreign or domestic, which is engaged, at any time relevant to the provisions of this Agreement, in the sale or distribution of products, or in the provision of services in competition with the products sold or distributed or services provided by OfficeMax, an affiliate, subsidiary, partnership, or jointventure of OfficeMax. The determination of whether a business is a Competitor shall be made by OfficeMax’s General Counsel, in his or her sole and complete discretion.

b.	“Employment with a Competitor” means providing services as an employee or consultant, or otherwise rendering services of a significant nature for remuneration, to a Competitor, as determined by OfficeMax’s General Counsel, in his or her sole and complete discretion.

9.	No Modification of At Will Relationship. This Agreement is not intended to nor does it modify the at-will relationship between OfficeMax and Associate. It does not create an employment contract or agreement between OfficeMax and Associate.

10.	Invalidity of Any Provision. If any provision of this Agreement is held by a court of competent jurisdiction to be void or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement, or their remaining portions, will nevertheless continue with full force and effect, and Associate agrees that a court of competent jurisdiction will have jurisdiction to reform such provision to the extent necessary to cause it be to enforceable to the maximum extent permitted by law, and Associate agrees to be bound by such reformation.

11.	Waiver/Amendment. The failure of OfficeMax to enforce any provision of this Agreement will not be construed as a waiver of any such provision, nor will such failure prevent OfficeMax thereafter from enforcing such provision or any other provision of this Agreement. This Agreement may not be amended except in a writing signed by both parties.

12.	Controlling Law. The laws of the state of Delaware (without regard to any state’s conflict of laws rules) shall be controlling in all matters relating to this Agreement. Associate irrevocably submits to venue and exclusive personal jurisdiction of the United States District Court for the Northern District of Illinois, Eastern Division, or the state courts of DuPage County, Illinois, for any dispute arising out of this Agreement, and waives all objects to jurisdiction and venue of such courts.

13.	Period for Acceptance. Associate must sign this Agreement and return it sealed in the enclosed addressed envelope to Dave Halleck, Human Resources no later than August 16, 2013, in order for this Agreement to become effective. If this Agreement is not received by such date, OfficeMax’s offer set forth herein automatically is withdrawn as of that date. Due to the confidentiality of this Agreement do not fax or email this document.

OfficeMax Incorporated	Associates Printed Name: Deborah O’Connor

/s/ Steve Parsons	Associates Signature: /s/ Deborah O’Connor
Date:

Steve Parsons Executive Vice President, Chief Human Resources Officer